Exhibit 10.4

OPERATIONAL SERVICES AGREEMENT

by and between

CONE MIDSTREAM PARTNERS LP

and

CNX GAS COMPANY LLC

dated as of

[                    ], 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Defined Terms	1
1.2	References and Rules of Construction	1

ARTICLE II POWER AND AUTHORITY; SERVICES		2
2.1	Operator Power and Authority; Services	2
2.2	Limitations on Authority	3
2.3	Emergency	5
2.4	Contracts	5
2.5	Ownership of Property	6
2.6	Operator’s Delegation of Authority	6
2.7	Other Business Pursuits; No Fiduciary Duties	6
2.8	Certain Conditions of Service	6
2.9	Performance Standard	7
2.10	Warranties Disclaimer	7

ARTICLE III PAYMENTS		7
3.1	Reimbursable Costs	7
3.2	Payment Terms; Disputed Charges	8
3.3	Taxes	9
3.4	Maintenance of Accounts and Records	9
3.5	Audit	10

ARTICLE IV TERM; TERMINATION		10
4.1	Term	10
4.2	Operator Termination	10
4.3	Partnership Termination	11
4.4	Effect of Termination	11
4.5	Transition Period	11

ARTICLE V LIMITS OF RESPONSIBILITY; EXCULPATION; INDEMNIFICATION		12
5.1	Limits of Responsibility	12
5.2	Exculpation	12
5.3	Indemnification by the Partnership	13
5.4	Indemnification by Operator	13
5.5	Indemnity Amount	14
5.6	Indemnification Procedures	14
5.7	Insurance	15
5.8	No Recourse	16

ARTICLE VI FORCE MAJEURE		16
6.1	Excused Performance	16
6.2	No Preclusion	16
6.3	Limitations on Effect of Force Majeure	17

i

6.4	Force Majeure Event Definition	17

ARTICLE VII GOVERNING LAW; WAIVER OF CONSEQUENTIAL DAMAGES		17
7.1	Governing Law; Disputes	17
7.2	Actual Direct Damages	18

ARTICLE VIII MISCELLANEOUS		18
8.1	Further Assurances	18
8.2	Notices	18
8.3	Waiver; Rights Cumulative	19
8.4	Entire Agreement; Conflicts	19
8.5	Amendment	20
8.6	Parties in Interest	20
8.7	Preparation of Agreement	20
8.8	Severability	20
8.9	Counterparts	20
8.10	Successors and Permitted Assigns	20
8.11	Assignment	20

APPENDIX

Appendix I	Definitions

ii

OPERATIONAL SERVICES AGREEMENT

This Operational Services Agreement (this “Agreement”) is executed and agreed to as of [            ], 2014 (the “Execution Date”) by and between CONE Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and CNX Gas Company LLC, a Virginia limited liability company (“Operator”). The Partnership and Operator are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, pursuant to and subject to the limitations contained in this Agreement, the Partnership delegates to Operator the power and authority to act on behalf of the Partnership Group (defined below) to (a) manage the day-to-day operations of the business conducted, or to be conducted, by the Partnership Group (the “Business”) and (b) perform the Services (defined below) on behalf of the Partnership Group, and Operator agrees to provide the services to the Partnership Group.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. For purposes hereof, the capitalized terms used herein and not otherwise defined has the meanings set forth in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law means such Law as it may be amended from time to time.

ARTICLE II

POWER AND AUTHORITY; SERVICES

2.1 Operator Power and Authority; Services. Subject to the limitations set forth in this Agreement, including Section 2.2, the Partnership hereby delegates to Operator the responsibility for the day-to-day management of the Business. Pursuant to such delegated authority and subject to such limitations, except in the event of Force Majeure, Operator shall be responsible for and shall have all necessary power and authority to act on behalf of the Partnership Group with respect to the following (collectively, the “Services”):

(a) preparing, revising and submitting to the Partnership with respect to each DevCo (i) a proposed annual operating and capital expenditure budget in accordance with the terms of the applicable DevCo Agreement of Limited Partnership and (ii) a proposed Gathering System Plan (and amendments and modifications to previously approved Gathering System Plans) in accordance with the terms of the Sponsor Gathering Agreements;

(b) providing prompt written notice to the Partnership of (i) any Action or Claim that is asserted against the Partnership Midstream Assets, the Partnership or, to the extent related to the Partnership Midstream Assets or the Services, Operator or (ii) any casualty loss to the Partnership Midstream Assets;

(c) preparing and furnishing to the requisite Governmental Authority, as well as to the Partnership, all reports and information required by Law to be furnished to such Governmental Authority in connection with the ownership by the Partnership Group of, or the operation of, the Partnership Midstream Assets;

(d) performing accounting, bookkeeping, treasury and finance services, including billings, collections and cash management services and assisting the Partnership to comply with and administer the Partnership’s debt instruments;

(e) (i) maintaining the Partnership’s books and records, (ii) coordinating, on behalf of the Partnership, the work of external auditors for the Partnership’s Annual Financial Reports, Quarterly Financial Reports and other reporting throughout the year as warranted and (iii) providing, or causing to be provided, the Annual Financial Reports within 90 days following the end of the Partnership’s fiscal year, the Quarterly Financial Reports within 45 days after the end of each calendar quarter and such other financial reports as reasonably requested by the Partnership which will be provided as soon as is reasonably practicable by Operator;

(f) performing and managing matters relating to (i) compliance services, (ii) information technology and data processing services and (iii) capacity marketing;

(g) performing tax services;

(h) performing risk management services, including management of the procurement of insurance;

(i) upon request of the Partnership, performing investor relations services;

(j) managing acquisitions, including acquisitions of pipe, ROW and other equipment, and divestitures of the Partnership Midstream Assets;

(k) performing all actions necessary or appropriate to develop, engineer, manage, supervise, operate, monitor, maintain and repair the Partnership Midstream Assets;

(l) (i) negotiating, executing, modifying, administering, and extending, on behalf of the Partnership, and causing the Partnership to enter into, contracts relating to the Partnership Midstream Assets, including (A) contracts necessary in order for Operator’s fulfillment of its obligations under this Section 2.1 and (B) contracts for the provision of natural gas transportation services and (ii) maintaining, materially complying with (to the extent within the control of Operator) and enforcing (subject to obtaining the Partnership’s approval prior to instigating any suit or proceeding on behalf of Partnership) on behalf of the Partnership, all contracts that (A) are entered into by the Partnership at Operator’s direction or otherwise, if such contract has been provided to Operator and (B) relate to the Partnership Midstream Assets or to Operator’s fulfillment of its obligations under this Section 2.1, including contracts for the provision of natural gas transportation services;

(m) providing prompt written notice to the Partnership of any upcoming normal and routine maintenance, repair and modification projects that are planned for the Partnership Midstream Assets and that will result in an interruption of Gathering Services under the Sponsor Gathering Agreements; and

(n) performing such other duties as may be determined from time to time by the Partnership and agreed to by Operator.

2.2 Limitations on Authority.

(a) The Parties acknowledge and agree that the Partnership has the ultimate direction and control of the Business, including for any or all of the Services provided hereunder. The Partnership shall have the right to monitor, consult with and give operational instructions and guidance to Operator. Operator shall not unreasonably refuse operational instructions or guidance from the Partnership.

(b) The Partnership shall have the right to approve all Employees provided by Operator under Section 2.6, which approval may be revoked or terminated for any reason at any time. Upon a revocation or termination of the Partnership’s approval of any Employee (such Employee, an “Excused Employee”), (i) Operator will be solely liable for any costs or expenses associated with the revocation or termination of the Partnership’s approval, except as otherwise specifically set forth in this Agreement; provided, however, the Partnership shall be responsible for reimbursing Operator for any and all severance costs or other expenses (which, for the avoidance of doubt, shall constitute Personnel Costs hereunder) associated with the termination of an Excused Employee’s employment by Operator, provided that such termination of employment by Operator is substantially related to the Partnership’s revocation or termination of the Partnership’s approval of such Excused Employee and occurs within 30 days after the date of such revocation or termination and (ii) such Excused Employees will cease performing any of the Services for the Partnership; provided, however, that if Operator does not have an employee capable of providing the Services previously provided by such Excused Employee and cannot reasonably obtain a contractor to provide the Services previously provided by such Excused Employee, then Operator may terminate this Agreement with respect to the Services previously provided by such Excused Employee.

(c) Operator shall regularly consult with the Partnership during the preparation of each proposed Gathering System Plan and annual budget. Following receipt of a proposed Gathering System Plan or annual budget, the Partnership shall furnish to Operator any comments or proposed amendments it may have respecting same, and Operator shall revise such proposed Gathering System Plan or annual budget to incorporate such comments or proposed amendments and resubmit such revised proposed Gathering System Plan or annual budget to the Partnership for its final approval. In addition, Operator shall prepare and deliver to the Partnership, for the Partnership’s approval, any amendment or modification to any previously approved Gathering System Plan or annual budget to the extent Operator reasonably believes such amendment or modification is necessary in connection with the performance of the Services by Operator or the operation of the Business by the Partnership Group.

(d) Operator shall perform the Services set forth in Section 2.1(e) through Section 2.1(m) in material compliance with the then current annual budgets that have been approved by the Partnership Group.

(e) Without the prior written approval of the Partnership, Operator shall not cause or direct a member of the Partnership Group to enter into, and Operator shall not enter into, any of the following types of contracts with respect to a member of the Partnership Group, the Partnership Midstream Assets or the Services:

(i) any contract that can reasonably be expected to result in payments by the Partnership or Operator of more than $5,000,000 in the aggregate over the term of such contract;

(ii) any contract that can reasonably be expected to result in payments by the Partnership or Operator of more than $2,500,000 but less than $5,000,000 in the aggregate over the term of such contract, unless (A) such contract is set forth in the then applicable annual budget and (B) Operator has obtained proposals for the services to be provided pursuant to such contract from at least two service providers;

(iii) any contract that has a term of more than three years, unless terminable by the Partnership or Operator without penalty on 30 days’ notice or less;

(iv) any indenture, mortgage, guaranty, loan, credit or sale-leaseback or similar financial contract or any contract which creates any liens for borrowed money;

(v) any contract that contains a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, the Partnership Group conducts business, including area of mutual interest contracts;

(vi) other than the Sponsor Gathering Agreements, any contract pursuant to which the Partnership Group will provide transportation, gathering, treatment, processing or compression services to a Person or any contract with a Person pursuant to which the Partnership Group will purchase or sell gas liquids or other hydrocarbons;

(vii) any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(viii) any contract that constitutes a partnership agreement, joint venture agreement or similar contract; or

(ix) any contract with any Affiliate of Operator.

2.3 Emergency. Operator shall take any and all actions (including implementing a pipeline shutdown) required or appropriate in response to an Emergency. Notwithstanding anything to the contrary in this Agreement, in the case of an Emergency, while acting as a Reasonable and Prudent Operator, Operator may, without any prior notice to, or approval from, the Partnership, take such steps and incur such costs and expenses that, in Operator’s sole but reasonable opinion, are required to deal with such Emergency, including the safeguarding of life and property, and the Partnership shall promptly reimburse Operator for any such costs and expenses incurred in connection with such Emergency. In such event, Operator shall use commercially reasonable efforts to notify the Partnership of the existence or occurrence of such an Emergency within 24 hours of it being put on notice of such an Emergency or as soon as reasonably practicable thereafter, setting forth the nature of the Emergency, the corrective action taken or proposed to be taken, and the actual or estimated cost and expense associated with such corrective action. In addition, in the event of an Emergency, Operator may, after using commercially reasonable efforts to obtain the Partnership’s prior approval of any such Press Release, issue such Press Releases or other public announcements as it deems reasonably necessary, while acting as a Reasonable and Prudent Operator, in light of the circumstances, and shall promptly thereafter provide the Partnership with a copy of any such Press Release or other public statement.

2.4 Contracts.

(a) Subject to Section 2.2(e), Operator may cause or direct the members of the Partnership Group to enter into, and may directly enter into, contracts with Third Parties and Affiliates of Operator (and make any modifications, amendments or extensions thereto) as may be necessary for Operator to perform the Services and fulfill its obligations (other than indemnification obligations) under this Agreement.

(b) The Partnership agrees to execute and deliver (or to cause to be executed and delivered) each of those contracts to which Operator (i) is authorized to cause a member of the Partnership Group to enter into in accordance with this Agreement and (ii) directs such member of the Partnership Group to execute and deliver in accordance with this Agreement.

(c) The Partnership shall provide Operator with a copy of all ROW agreements and any other existing authorizations, contracts or agreements secured or executed in association with the Gathering System and other Partnership Midstream Assets that are necessary for Operator’s performance of the Services under this Agreement.

2.5 Ownership of Property. The Parties agree and acknowledge that Operator shall have no direct ownership interest in the Partnership Midstream Assets (nor in any of the equipment, materials or other property related thereto and purchased by the Partnership either directly or on behalf of the Partnership by Operator), and that neither Operator nor any Affiliate of Operator shall be deemed to have any direct or indirect ownership interest in the Partnership Midstream Assets (or in any equipment, materials and other property related thereto and purchased by the Partnership either directly or on behalf of the Partnership by Operator) as a result of the terms of this Agreement.

2.6 Operator’s Delegation of Authority.

(a) Operator shall be permitted to delegate authority to officers and employees of Operator (or its Affiliates) in order to perform the Services; provided, however, Operator may not delegate any authority, power, or right that could not be exercised directly by Operator under this Agreement.

(b) Subject to its obligations under Section 2.2, Operator shall provide and have supervision of personnel to staff and perform the Services (the “Employees”), which may be accomplished to the extent necessary by (i) full-time employees of Operator, or Affiliates of Operator, (ii) any other employees of Operator or Affiliates of Operator, and/or (iii) contractors hired by Operator.

2.7 Other Business Pursuits; No Fiduciary Duties.

(a) Neither Operator nor any employee or officer of Operator or its Affiliates shall be required to perform the Services as such Person’s sole and exclusive occupation, and Operator and the employees and officers of Operator or its Affiliates may have other occupations and activities in addition to those relating to this Agreement. For the avoidance of doubt, the Partnership acknowledges and agrees that Operator and its Affiliates currently operate, and shall have the right to operate during the Term, other assets and conduct other businesses in addition to the operations of Business.

(b) Subject to the obligations established in Section 2.2, none of the Parties, their Affiliates or their respective employees or officers shall have any special, fiduciary or quasi-fiduciary duties among any of them as a result of this Agreement and this Agreement shall not be construed to suggest otherwise.

2.8 Certain Conditions of Service.

(a) Operator shall not be obligated to acquire new, additional or different Employees, equipment or resources or to acquire or establish any separate hardware or software platforms in order to provide any Services.

(b) Subject to the terms of this Agreement, Operator may utilize subcontractors (including Affiliates) to provide any of the Services.

(c) Operator’s obligation to provide the Services shall be conditioned upon and subject to any legal obligations, prohibitions or restrictions applicable to it, and this Agreement shall not obligate Operator to violate, modify or eliminate any such obligation, prohibition or restriction.

(d) Operator shall perform the Services as an “independent contractor” of the Partnership and nothing in this Agreement is intended, and nothing shall be construed, to create an agency, employer/employee, partnership, joint venture, association or other similar relationship between Operator and the Partnership or any of their respective Affiliates.

(e) Notwithstanding anything to the contrary, all matters pertaining to the employment, compensation, promotion and discharge of any personnel of Operator or its Affiliates are the responsibility of Operator and its Affiliates. All such employment arrangements are solely Operator’s and its Affiliates’ obligations (including the payment of salaries and employee benefits with respect to such personnel), and, except for reimbursement of the Personnel Costs as provided in this Agreement, the Partnership shall have no responsibility or liability with respect thereto.

(f) Notwithstanding anything herein to the contrary, but subject to the calculation of Personnel Costs pursuant to Section 3.1, with respect to such employees of Operator’s Affiliates, the Partnership and Operator acknowledge that employees of Affiliates of Operator may assist Operator in providing the Services hereunder without further consent from the Partnership.

2.9 Performance Standard. Operator shall perform the Services (a) in a good and workmanlike manner, (b) as a reasonable and prudent natural gas pipeline operator, (c) with the same degree of diligence and care that it exercises with respect to the construction, development, management, operation, and maintenance of its own midstream assets and (d) in material compliance with all Laws (performance in accordance with this Section 2.9 is referred to herein as acting as a “Reasonable and Prudent Operator”); provided, however, that any action or inaction of Operator at the express instruction of a member of the Partnership Group shall be deemed for all purposes of this Agreement to be acting as a Reasonable and Prudent Operator.

2.10 Warranties Disclaimer. OPERATOR DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III

PAYMENTS

3.1 Reimbursable Costs. For each calendar month during the Term, the member of the Partnership Group for which Operator is providing Services shall reimburse Operator for (a) the Personnel Costs incurred by Operator during such calendar month and (b) all third-party costs and expenses incurred by Operator and/or its Affiliates (the “Third Party Costs” and collectively with the Personnel Costs, the “Reimbursable Costs”), in each case, in performing the Services for such member of the Partnership Group during such calendar month to the extent such costs and expenses have not been previously paid by such member of the Partnership Group or otherwise reimbursed to Operator by such member of the Partnership Group.

3.2 Payment Terms; Disputed Charges.

(a) No later than 30 days after the end of each calendar month, Operator shall deliver to each member of the Partnership Group during such calendar month an invoice for (i) the Personnel Costs incurred by Operator during such calendar month with respect to Services provided by Operator for such member of the Partnership Group, (ii) the Third Party Costs that Operator estimates in good faith will be incurred by Operator (or its Affiliates) during the immediately succeeding calendar month with respect to Services provided by Operator for such member of the Partnership Group, and (iii) the amount of any credit to be applied for the immediately succeeding calendar month pursuant to Section 3.2(b).

(b) If the actual Third Party Costs incurred by Operator (and its Affiliates) during any calendar month exceed the estimated amount of Third Party Costs paid to Operator for such calendar month pursuant to the applicable invoice delivered pursuant to Section 3.2(a), Operator shall promptly deliver to the applicable member of the Partnership Group an invoice for such difference. If the actual Third Party Costs incurred by Operator (and its Affiliates) during any calendar month are less than the estimated amount of Third Party Costs paid to Operator for such calendar month pursuant to the applicable invoice delivered pursuant to Section 3.2(a), Operator shall promptly notify the applicable member of the Partnership Group and such member of the Partnership Group shall be entitled to a credit in the amount of such difference, which credit shall be applied to the monthly invoice delivered by Operator pursuant to Section 3.2(a) for the immediately succeeding calendar month.

(c) Operator shall provide to the Partnership Group such documentation as the Partnership Group may reasonably request to support each such invoice.

(d) Each invoice delivered by Operator pursuant to this Agreement shall be due and payable no later than 15 days after the receipt of the invoice. All payments shall be made by wire transfer of immediately available funds, to the account (or accounts) designated by the Person entitled to receipt of such payment, from time to time, no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the due date.

(e) If a member of the Partnership Group disputes in good faith all or any portion of an invoice delivered by Operator pursuant to this Agreement, such member of the Partnership Group may deliver written notice of such dispute to Operator within 30 days of receipt of such invoice, setting forth in reasonable detail the reasons for such dispute. Notwithstanding the delivery of any such written notice of dispute, such member of the Partnership Group shall pay to Operator the full amount of such invoice (including any disputed portions of such invoice) in accordance with the terms of this Agreement. If it is determined by the Parties or otherwise that any amount paid by such member of the Partnership Group to Operator was improperly paid, then subject to Section 3.2(f), Operator shall promptly reimburse such member of the Partnership Group the amount of such improper payment.

(f) If (i) a member of the Partnership Group fails to pay any amount when due or (ii) (A) a member of the Partnership Group disputes an invoice hereunder, (B) pays the full amount of such invoice and (C) it is determined by the Parties or otherwise that Operator must reimburse such member of the Partnership Group any portion of the amount of such invoice (other than with respect to any reimbursement pursuant to Section 3.2(b)), then such amount shall bear interest from the due date (or the date the disputed amount was paid such member of the Partnership Group in case of a reimbursement owed by Operator to such member of the Partnership Group) to the date such amount is paid by such member of the Partnership Group (or Operator, if applicable) at the Agreed Rate.

3.3 Taxes. In addition to other amounts owed pursuant to this Agreement, the Partnership shall be responsible for, and shall pay, all taxes applicable to (a) the provision of the Services by Operator (whether or not such taxes increase or decrease in the future), and (b) the ownership, operation, maintenance or control of the assets of the Partnership. Operator may, from time to time, invoice the Partnership for the amount of such taxes which Operator pays in connection with the performance of the Services in accordance with the terms of this Agreement, or is otherwise required by applicable Law to pay directly to the relevant taxing authority in connection with this Agreement, and any such invoice shall be due and payable to Operator no later than 15 days after receipt thereof by the Partnership. Notwithstanding anything to the contrary contained herein, each Party shall be responsible for (i) income taxes resulting from amounts paid or payable to it under this Agreement and (ii) except for reimbursement of the Personnel Costs as provided in this Agreement, employment taxes and social security payments relating to its own employees. For the avoidance of doubt, Operator, and not the Partnership, shall treat the providers of the Services as employees of, or independent contractors to, Operator for tax purposes.

3.4 Maintenance of Accounts and Records.

(a) Operator shall maintain, separately in accordance with GAAP, accurate accounts of all expenses, costs and liabilities accrued or incurred by it in performing the Services.

(b) Operator shall maintain, separately in accordance with GAAP, accurate accounts, on behalf of the Partnership, of (i) all expenses, costs and liabilities accrued or incurred by the Partnership Group in connection with this Agreement and under the Partnership Group’s contractual commitments and (ii) all revenues accrued, invoiced and received by Operator on behalf of the Partnership Group. Operator shall maintain any operations-related information that normally would be included as part of such accounting documentation, including information on gas measurement, a physical source and disposition of gas, point allocations, postings, invoicing, cash collections, cash payments and property tax allocations and reconciliations.

(c) Operator shall (i) maintain copies of (A) all invoices, operating and maintenance records and other documentation relating to the costs and expenses of the Services and (B) all other records relating to the Services as required by Law and (ii) make available to the Partnership, at Operator’s offices, copies of each such invoice, document or record within 10 Business Days after Operator’s receipt of the written request from the Partnership.

(d) Operator shall furnish the Partnership with such other reports, statistics, records, statements, and other data as the Partnership may reasonably request from time to time.

(e) Operator agrees to retain all books, payroll information and records pertaining to the Partnership Midstream Assets and all Services performed hereunder for a period of not less than three calendar years following the end of the calendar year in which the Services are performed or any longer period if required by Law.

3.5 Audit.

(a) Upon reasonable written notice to Operator and at a mutually agreed time, the Partnership shall have the right, at its own expense, to initiate (or cause its designated representatives to initiate) an audit of Operator’s procedures, books and records insofar as such procedures, books and records relate to Operator’s work and performance of the Services. Such audits shall not be commenced more often than once each calendar year. The Partnership shall perform, or cause its designated representatives to perform, such audit during normal business hours and in a reasonable period of time and shall use reasonable efforts to minimize inconvenience to Operator’s personnel and operations. Operator shall use its reasonable efforts to cooperate (at the Partnership’s sole cost and expense) with the Partnership (or its designated representatives) in the performance of any such audit.

(b) In addition to the Partnership’s audit rights described in Section 3.5(a), Operator shall make its outside auditors with respect to the Partnership Midstream Assets available, at the Partnership’s sole expense, to the Partnership’s outside auditors to discuss such accounting with respect to the Partnership Midstream Assets as the Partnership’s outside auditors may reasonably request.

ARTICLE IV

TERM; TERMINATION

4.1 Term. This Agreement will commence on the Execution Date and will remain in effect until terminated in accordance with Section 4.2, Section 4.3 or Section 4.4 (such period of time, the “Term”).

4.2 Operator Termination. Operator may terminate this Agreement upon written notice to the Partnership:

(a) at any time; provided, that Operator’s resignation and the Termination Execution Date with respect to any termination pursuant to this Section 4.2 shall not take effect until the later of (i) the date specified in such notice and (ii) 180 days after the date of receipt by the Partnership of such notice; or

(b) the Bankruptcy of the Partnership.

4.3 Partnership Termination. The Partnership may terminate this Agreement upon written notice to Operator following the occurrence of any one or more of the following:

(a) the 20th anniversary of the Execution Date; provided, that any termination pursuant to this Section 4.3(a) shall not take effect until the later of (i) the date specified in the applicable notice and (ii) 180 days after the date of receipt by Operator of such notice;

(b) the Bankruptcy of Operator;

(c) an action constituting willful misconduct or, subject to Section 5.4(b), gross negligence on the part of Operator in connection with the performance of the Services that causes a material adverse effect on the operation or value of the Partnership Group or the Business, taken as a whole, as established by a final, non-appealable and binding decision of a court of competent jurisdiction in accordance with Section 7.1; or

(d) a default by Operator in the performance of any of its covenants or obligations under this Agreement, if:

(i) such default is capable of being cured, and such default is not cured within 45 days after written notice from the Partnership of the occurrence of such default (a “Default Notice”); provided, however, that if such default cannot be cured within such 45 day period, the defaulting Party shall have up to 90 days from receipt of such Default Notice to cure such default if such default is capable of being cured within such period and the defaulting Party proceeds diligently to cure such default; or

(ii) such default is not capable of being cured, such default resulted from a material breach by Operator in the performance of any of its material covenants or material obligations under this Agreement.

4.4 Effect of Termination. The terms of Articles IV, V, VII and VIII shall survive any termination of this Agreement. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that had accrued prior to the Termination Execution Date nor deprive a Party not in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party. Upon the Termination Execution Date, Operator shall (a) assign to the applicable member of the Partnership Group any contracts and agreements entered into by Operator in connection with its performance of the Services on behalf of such member of the Partnership Group pursuant to the terms of this Agreement (and such member of the Partnership Group shall assume all obligations and liabilities under such contracts and agreements by executing such assumption or novation agreements as reasonably requested by Operator or any Party thereto) and (b) promptly deliver to the Partnership all documents, files, and books and records received from the Partnership or generated by Operator with respect to the Partnership Midstream Assets and the Services.

4.5 Transition Period. Notwithstanding anything to the contrary in this Agreement, if requested by the Partnership in writing prior to the Termination Execution Date, Operator shall provide to the Partnership, for a period of up to four months after the Termination Execution Date, any assistance reasonably requested by the Partnership to facilitate the transfer of the performance of the Services to any successor Operator designated by the Partnership; provided, however, that the Partnership shall reimburse Operator for all reasonable costs and expenses incurred by Operator during such transition period in connection with any such assistance (including any Reimbursable Costs incurred by Operator).

ARTICLE V

LIMITS OF RESPONSIBILITY; EXCULPATION; INDEMNIFICATION

5.1 Limits of Responsibility. Notwithstanding anything to the contrary in this Agreement, Operator’s aggregate liability (if any), whether based in contract, warranty, tort, strict liability or otherwise, for all Losses incurred by the Partnership Group arising out of, connected with or resulting from this Agreement or from the performance or breach thereof, or from any Services provided by Operator hereunder, during each calendar year during the Term, shall in no event exceed the lesser of (a) $6,000,000 (the “Operator Liability Limit”) and (b) the Personnel Costs incurred by Operator and reimbursed by the Partnership for such calendar year. As of January 1 of each calendar year (commencing with January 1, 2016), the Operator Liability Limit will be increased by an amount equal to the sum of (i) the then applicable Operator Liability Limit plus (ii) the product of the Annual Escalation Factor multiplied by the then applicable Operator Liability Limit.

5.2 Exculpation.

(a) Except as provided in Section 5.4, neither Operator nor any other Operator Indemnified Party shall be liable to the Partnership for any, and the Partnership hereby releases the Operator Indemnified Parties for all, Losses incurred by reason of any act or omission performed or omitted by Operator (including through its employees or employees of any of its Affiliates) in connection with this Agreement or the performance of the Services, EVEN IF SUCH LOSSES AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OR OTHER FAULT OF ANY OPERATOR INDEMNIFIED PARTY, BUT EXCLUDING THOSE LOSSES THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR, SUBJECT TO SECTION 5.4(B), GROSS NEGLIGENCE OF ANY OPERATOR INDEMNIFIED PARTY OR THE INTENTIONAL OR WILLFUL BREACH BY OPERATOR OF THIS AGREEMENT, IN EACH CASE, AS ESTABLISHED BY A FINAL, NON-APPEALABLE AND BINDING DECISION OF A COURT OF COMPETENT JURISDICTION IN ACCORDANCE WITH SECTION 7.1.

(b) Operator shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to Operator by any Person as to matters that Operator reasonably believes are within such other Person’s professional or expert competence.

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall Operator be liable in connection with the performance of the Services or a breach of this Agreement if Operator fails, or is otherwise unable, to perform any of the Services or its other obligations hereunder due to the failure of the Partnership to pay when due any amounts payable hereunder by the Partnership.

5.3 Indemnification by the Partnership. The Partnership shall, to the fullest extent lawful, reimburse, indemnify, defend and hold each of Operator and its Affiliates and their respective directors, managers, officers, employees and agents (the “Operator Indemnified Parties”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including claims for personal injury, death or property damage and including reasonable attorneys’ fees and court costs) (each a “Loss” and collectively, “Losses”) suffered by any Operator Indemnified Party as a result of, caused by, or arising out of (a) any breach by the Partnership of this Agreement and (b) any action, suit, claim, demand or proceeding commenced by a Third Party relating to (i) the acts or omissions by any of Operator Indemnified Parties (A) in connection with providing or failing to provide the Services (including a breach by Operator of this Agreement), except to the extent such Losses are caused by the willful misconduct or, subject to Section 5.4(b), gross negligence of any Operator Indemnified Party or the intentional or willful breach by Operator of this Agreement (in each case, as established by a final, non-appealable and binding decision of a court of competent jurisdiction in accordance with Section 7.1) or (B) relating to actions or omissions by any of Operator Indemnified Parties performed or omitted at the direction of the Partnership, except to the extent such Losses are caused by the willful misconduct or, subject to Section 5.4(b), gross negligence of any Operator Indemnified Party or the intentional or willful breach by Operator of this Agreement (in each case, as established by a final, non-appealable and binding decision of a court of competent jurisdiction in accordance with Section 7.1) and (ii) the Partnership’s gross negligence or willful misconduct. THE REIMBURSEMENT, INDEMNITY, DEFENSE, AND HOLD HARMLESS RIGHTS SET FORTH IN THIS SECTION 5.3 SHALL BE APPLICABLE EVEN IF SUCH LOSSES AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OR OTHER FAULT OF ANY OPERATOR INDEMNIFIED PARTY, BUT EXCLUDING THOSE LOSSES THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR, SUBJECT TO SECTION 5.4(B), GROSS NEGLIGENCE OF ANY OPERATOR INDEMNIFIED PARTY OR THE INTENTIONAL OR WILLFUL BREACH BY OPERATOR OF THIS AGREEMENT, IN EACH CASE, AS ESTABLISHED BY A FINAL, NON-APPEALABLE AND BINDING DECISION OF A COURT OF COMPETENT JURISDICTION IN ACCORDANCE WITH SECTION 7.1.

5.4 Indemnification by Operator.

(a) Operator shall, to the fullest extent lawful, reimburse, indemnify, defend and hold each of the Partnership and its Affiliates and their respective directors, managers, officers and employees (the “Partnership Indemnified Parties”) harmless of and from any and all Losses suffered by any Partnership Indemnified Party as a result of, caused by, or arising out of (i) any intentional or willful breach by Operator of this Agreement and (ii) Operator’s willful misconduct or, subject to Section 5.4(b), gross negligence.

(b) Notwithstanding anything herein to the contrary, any gross negligence of Operator at the express instruction of a member of the Partnership Group shall be disregarded for all purposes of this Agreement (including, for the avoidance of doubt, Section 4.3(c), Section 5.2, Section 5.3, and Section 5.4(a)), and for the avoidance of doubt, Operator shall not be liable for any Losses suffered by any Partnership Indemnified Party as a result therefrom.

5.5 Indemnity Amount. Subject to Section 7.2, except as otherwise provided in this Article V, in the event that either the Partnership or Operator, as applicable, is obligated to indemnify and hold an Indemnified Party harmless under this Article V, the amount owing to the Indemnified Party will be the amount of the Indemnified Party’s actual loss net of any insurance proceeds (net of increased premiums and costs incurred in connection with such recovery) or other third party recovery actually received by the Indemnified Party following a reasonable effort by the Indemnified Party to obtain such insurance proceeds or recovery.

5.6 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Losses pursuant to this Article V, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Person(s) having the right to be indemnified with respect to such Losses by another Party pursuant to this Article V.

(b) To make a claim for indemnification under this Article V, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 5.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 5.6 shall not relieve the Indemnifying Party of its indemnification obligations except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon a breach of a covenant or agreement, the Claim Notice shall specify the covenant or agreement that was breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party

Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 5.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Losses in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability to Indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure to respond to such notice by the Indemnified Party shall be deemed to be an election under subsection (i) above.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

5.7 Insurance.

(a) At the Partnership’s expense as a Third Party Cost, Operator shall at all times during the term of this Agreement obtain and maintain the following insurance (as such may be changed with the approval of the Partnership, the “Required Coverage”):

(i) Workers’ Compensation as required by statute and Employer’s Liability with a limit of not less than $1,000,000 each accident/disease.

(ii) Commercial Auto Liability with a combined single limit for bodily injury (including death) and/or property damage of not less than $1,000,000 per occurrence covering all owned, hired and/or non-owned vehicles to be used in the operations under this Agreement.

(b) The purpose of the Required Coverage shall be to insure, among other things, the Partnership and Operator against liability arising from or in connection with: (i) Operator’s performance of the Services described hereunder and (ii) the ownership and operation of the Partnership Midstream Assets.

(c) For insurance coverage obtained pursuant to Section 5.7(a), Operator, where permitted by Law, will provide that the applicable insurer shall waive any right of recovery, under subrogation or otherwise, which the insurer may have or acquire against the Partnership and its subsidiaries, Affiliates, directors, partners, officers, or agents for claims under such policies. The Commercial Auto Liability coverage shall, where applicable, name the Partnership and each Member as an “additional insured.” Such insurance shall be primary and non-contributing to any other insurance that is available to the Partnership or any of the parties named as an additional insured.

(d) Operator shall require all contractors and subcontractors to carry insurance related to the Partnership Midstream Assets under terms usual and customary in the industry.

5.8 No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any current or former stockholder, member, partner, owner, director, manager, officer or employee of Operator or of the Partnership or any of their respective officers, directors, employees, agents or representatives.

ARTICLE VI

FORCE MAJEURE

6.1 Excused Performance. Subject to Section 6.2, a Party shall not be responsible or liable for or deemed in breach of this Agreement for any delay or failure in the performance of its obligations under this Agreement to the extent such performance is prevented by a Force Majeure Event; provided, that:

(a) the affected Party gives the other Party prompt written notice describing the particulars of the Force Majeure Event and the proposed cure;

(b) the suspension of performance is of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure Event;

(c) the affected Party uses commercially reasonable efforts to remedy its inability to perform its obligations under this Agreement or the Force Majeure Event; and

(d) when the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

6.2 No Preclusion. Notwithstanding anything herein to the contrary, the existence of a Force Majeure Event shall not relieve any Party of (a) any of its payment obligations under this Agreement or (b) any other obligation under this Agreement to the extent that performance of such other obligation is not precluded by such Force Majeure Event.

6.3 Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by a Force Majeure Event extend this Agreement beyond its Term.

6.4 Force Majeure Event Definition. For purposes of this Agreement, a “Force Majeure Event” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes, but is not restricted to: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind of lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of Shipper that affect the timing of production or production levels; (k) mining accidents, subsidence, cave-ins and fires; (l) action or restraint by court order or public or Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint), and (m) the failure of the Partnership to timely approve any annual budget for the Partnership Group; provided, however, that a “Force Majeure Event” shall not include (i) lack of financing or funds and (ii) to the extent affecting only such Party’s or such Party’s Affiliate’s employees, any strike, work stoppage or other organized labor difficulty. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

ARTICLE VII

GOVERNING LAW; WAIVER OF CONSEQUENTIAL DAMAGES

7.1 Governing Law; Disputes . THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN THE STATE OF PENNSYLVANIA FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN PITTSBURGH, PENNSYLVANIA (AND ALL APPELLATE COURTS HAVING JURISDICTION THERE OVER). EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.2 Actual Direct Damages. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT LIMITATION TO DIRECT DAMAGES ONLY SHALL NOT APPLY TO ANY DAMAGE, CLAIM OR LOSS ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE.

ARTICLE VIII

MISCELLANEOUS

8.1 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.

8.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by (a) bonded overnight courier, (b) mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid or (c) by facsimile or electronic mail with a PDF of the notice or other communication attached (provided that any such facsimile or electronic mail is confirmed either by written confirmation or U.S. Express Mail), in each case, addressed to the appropriate Person at the address for such Person shown below.

If to a member of the Partnership Group:

CONE Midstream Partners LP

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Attention: Chief Operating Officer

Fax: 724-485-4817

E-mail: joefink@consolenergy.com

with a copy to (which shall not constitute notice):

CONE Midstream Partners LP

1001 Noble Energy Way

Houston, Texas 77070

Attention: General Counsel

Fax: 281-872-2557

E-mail: kmoore@nobleenergyinc.com

If to Operator:

CNX Gas Company LLC

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attention: Vice President of Midstream Operations

Fax: 724-485-4817

E-mail: joefink@consolenergy.com

with a copy to (which shall not constitute notice):

CNX Gas Company LLC

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attention: General Counsel

Fax: 724-485-4836

E-mail: stevejohnson@consolenergy.com

Any notice given in accordance herewith shall be deemed to have been given when (i) delivered to the addressee in person or by courier, (ii) transmitted by facsimile or electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Person may change their contact information for notice by giving notice to the other Parties in the manner provided in this Section 8.2.

8.3 Waiver; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

8.4 Entire Agreement; Conflicts. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO

WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE EXHIBITS HERETO, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH.

8.5 Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification.

8.6 Parties in Interest. Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

8.7 Preparation of Agreement. Both Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

8.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

8.10 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

8.11 Assignment. No Party may assign this Agreement without prior written consent of the other Party; provided that Operator may, upon notice to the Partnership, assign this Agreement or any of its rights hereunder to any of its Affiliates without the prior written consent of the Partnership.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

CONE MIDSTREAM PARTNERS LP By: CONE Midstream GP LLC, its general partner

By:
Name:
Title:

CNX GAS COMPANY LLC

By:
Name:
Title:

Signature Page to Operational Services Agreement

APPENDIX I

Definitions

“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation, or audit by or before any court or other Governmental Authority or any arbitrator or panel of arbitrators.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is Under Common Control With, such Person.

“Agreed Rate” means, on the applicable date of determination, the LIBOR Rate plus an additional three percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Agreement” is defined in the Preamble.

“Annual Escalation Factor” means the lesser of (a) 2.5% and (b) the annual increase of CPI-U, which is defined as the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average, using 1982-84 as “Base Period”, as stated by the U.S. Department of Labor, Bureau of Labor Statistics, as based on the percentage of change between the most recent September CPI-U and the September CPI-U from the previous year.

“Annual Financial Reports” means annual financial statements of the Partnership, consisting of a statement of operations, a balance sheet and a statement of cash flows, as of the end of and for the prior fiscal year of the Partnership, which shall be prepared in accordance with GAAP and audited by a nationally recognized accounting firm as may be selected by the Partnership.

“Business” is defined in the Preamble.

“Claim” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Action), costs and reasonable expenses including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending any Action, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“Claim Notice” is defined in Section 5.6(b).

“Claiming Party” is defined in Section 6.4.

“Control” (including the terms “Controlling,” “Controlled” and “Under Common Control With”) means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

APPENDIX I

“DevCo Agreement of Limited Partnership” means, as applicable, (a) that certain Agreement of Limited Partnership of DevCo I (as the same may be amended or restated from time to time), (b) that certain Agreement of Limited Partnership of DevCo II (as the same may be amended or restated from time to time) or (c) that certain Agreement of Limited Partnership of DevCo III (as the same may be amended or restated from time to time),

“DevCos” means, collectively, DevCo I, DevCo II and DevCo III.

“DevCo I” means CONE Midstream DevCo I LP, a Delaware limited partnership.

“DevCo II” means CONE Midstream DevCo II LP, a Delaware limited partnership.

“DevCo III” means CONE Midstream DevCo II LP, a Delaware limited partnership.

“Default Notice” is defined in Section 4.3(d)(i).

“Emergency” means a sudden and unexpected event that (a) causes, or risks causing, damage or injury to any Person, property or the environment and (b) is of such a nature that (i) responding through normal operation and maintenance procedures would be insufficient to address the potential harm caused by such an event and (ii) awaiting the decision of the Partnership with respect thereto would be impracticable.

“Employees” is defined in Section 2.6(a).

“Execution Date” is defined in the Preamble.

“Excused Employee” is define in Section 2.2(b).

“Force Majeure Event” is defined in Section 6.4.

“GAAP” means generally accepted accounting principles in the United States.

“Gathering Services” is defined in the Sponsor Gathering Agreements.

“Gathering System” is defined in the Sponsor Gathering Agreements.

“Gathering System Plan” is defined in the Sponsor Gathering Agreements.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Indemnified Party” is defined in Section 5.6(a).

“Indemnifying Party” is defined in Section 5.6(a).

APPENDIX I

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loss” and “Losses” are defined in Section 5.3.

“Operator” is defined in the Preamble.

“Operator Indemnified Parties” is defined in Section 5.3.

“Operator Liability Limit” is defined in Section 5.1.

“Partnership” is defined in the Preamble.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Indemnified Parties” is defined in Section 5.4(a).

“Partnership Midstream Assets” means any oil, natural gas liquid and gas gathering system, pipeline, measurement, compressor, processing or treatment facility, communication systems or related assets, in each case, owned by the Partnership Group, including the Gathering System.

“Party” and “Parties” are defined in the Preamble.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Personnel Costs” means an amount equal to, for each of Operator’s (and/or its Affiliates’) employees that perform the Services hereunder, (a) the total salary, wages, bonus (based on the budgeted annual bonus for such employee divided by 12), employee benefits and other compensation provided by Operator (or its applicable Affiliate) to such employee (together with all related costs, including employment and payroll taxes, incurred by Operator (or its applicable Affiliate)) for the applicable calendar month, divided by (b) 167, and multiplied by (c) the actual number of hours spent by such employee in performing the Services during such applicable calendar month.

“Quarterly Financial Reports” means unaudited quarterly financial statements of the Partnership, consisting of a statement of operations, a balance sheet and a statement of cash flows, as of the end of and for the calendar quarter and for the year to date, which shall be prepared in accordance with GAAP, except for normal year-end adjustments and the absence of footnotes.

“Reasonable and Prudent Operator” is defined in Section 2.9.

“Reimbursable Costs” is defined in Section 3.1.

“Required Coverage” is defined in Section 5.7(a).

APPENDIX I

“ROW” means rights of way and other land rights necessary to construct, maintain or operate the Gathering System and other Partnership Midstream Assets.

“Services” is defined in Section 2.1.

“Sponsor Gathering Agreements” mean (a) that certain Gathering Agreement by and between CNX Gas Company LLC, a Virginia limited liability company, and the Partnership dated as of the Execution Date and (b) that certain Gathering Agreement, by and between Noble Energy, Inc., a Delaware corporation, and the Partnership, dated as of the Execution Date.

“Subsidiaries” means any corporation, partnership, limited liability company or other entity in which the Partnership directly or indirectly owns any shares or other interests, including the DevCos.

“Term” is defined in Section 4.1.

“Termination Execution Date” means the date of the termination of this Agreement in accordance with the terms hereof.

“Third Party” means a Person other than a Party.

“Third Party Costs” is defined in Section 3.1.

“Third Party Claim” is defined in Section 5.6(b).

APPENDIX I